EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) made as of July 30, 2013 between Hot Mama’s Foods Inc., a Delaware corporation (the “Company”) with a principal place of business located at 134 Avocado Street, Springfield, Massachusetts, and William J. Kenealy (hereinafter “Kenealy”), an individual residing at 832 Maple Ave. Downers Grove, IL.

WHEREAS, the Company is engaged in the business of food manufacturing and distribution under the trade name Hot Mama’s Foods Inc.;

WHEREAS, the Company is desirous of employing Kenealy as its Chief Financial Officer; and

WHEREAS, Kenealy desires to become an employee of the Company subject to terms as set forth herein.

NOW, THEREFORE, in consideration of the promises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Employment.

(a)                Office and Duties. Kenealy shall have the title of Chief Financial Officer of the Company reporting directly to the Chief Executive Officer. In such capacity, Kenealy will perform duties of substantially the same character, and shall have substantially the same authority, as executives in similar positions and consistent with those he performed prior to the date of execution of this Agreement. Kenealy agrees he will travel to the extent reasonably necessary to perform the tasks assigned to him pursuant to this Agreement.

(b)               Time and Efforts. Kenealy shall diligently and conscientiously devote his full time and attention and best efforts in discharging his duties as Chief Financial Officer of the Company. Kenealy hereby confirms that he is under no contractual commitments inconsistent with this Agreement, and that during the term of this Agreement, he will not render services directly or indirectly for any other company, firm, entity or people which are inconsistent with this Agreement. Kenealy agrees that in the rendering of all services to the Company and in all aspects of his employment hereunder, he will comply in all material respects with all directives, policies and standards from time to time established by the Company, to the extent they are not in conflict with this Agreement. After the first anniversary of the Effective Date (defined below), Kenealy may serve on the board of directors (and any board committees) of not more than one for-profit business that does not compete with the Company with the approval of the Chief Executive Officer.

2.             Term. This Agreement shall be effective as of July 30, 2013 (the “Effective Date”).

Unless Kenealy’s employment hereunder is terminated earlier pursuant to Section 6, the Initial Term of this Agreement shall be for five (5) years from the Effective Date and shall automatically renew for additional consecutive Renewal Terms of five (5) years each unless either party provides notice of termination to the other party at least six (6) months prior to the end of the then-current term.

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3.             Compensation.

a.	Base Salary. The Company agrees to pay Kenealy during the Term a base salary at the initial annualized rate of $185,000 subject to all authorized deductions and all withholdings required by federal and state law (the “Base Salary”). The Base Salary will be payable in equal weekly installments via direct deposit to Kenealy’s bank account or at such times as may be determined by the Company or as may be required by law. The Base Salary will be increased to $200,000 after six (6) months and shall be reviewed not less often than annually in accordance with the Company’s policies, and the Base Salary, as in effect from time, may not be decreased unless there is an across the board percentage decrease affecting all senior officers similarly.

b.	Quarterly Bonus. During the Term of this Agreement, Kenealy shall be entitled to a quarterly bonus based upon the financial performance of the Company commencing the first quarter of the calendar year 2014. The quarterly bonus payments in the financial performance requirements are set forth below.

Financial Performance	Quarterly Bonus Amount

9% EBITDA as a percentage of gross revenue & 5% increase in gross sales over prior quarter (Provided pretax profit is not less than 7% of gross revenue)	25% of quarterly salary paid

10% EBITDA as a percentage of gross revenue & 5% increase in gross sales over prior quarter (Provided pretax profit is not less than 8% of gross revenue)	50% of quarterly salary paid

12% EBITDA as a percentage of gross revenue & 25% increase in gross sales over prior quarter (Provided pretax profit is not less than 10% of gross Revenue)	100% of quarterly salary paid

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Earned quarterly bonus payments shall be paid as inclusion within the first week of the pay cycle following the close and release of the Company’s financial results for each quarter and all authorized deductions and all withholdings required by federal and state law should be accounted for accordingly. Kenealy may be eligible for additional performance bonuses as determined in the discretion of the Equity. As of the Effective Date, Kenealy shall be granted stock options equal to 2.0% percent of the outstanding common stock of the Company. One half of the stock options (the “time vested options”) shall vest at the rate of 20% on each anniversary of the Effective Date. The other half of the stock options (the “performance vested options”) shall also vest at the rate of 20% on each anniversary of the Effective Date, provided that the Company has achieved an EBITDA equal to at least 8% of gross revenue for the twelve-month period ending with the last day of the month immediately prior to the anniversary. Any performance vested options that fail to vest on any anniversary date because the Company failed to achieve the 8% EBITDA target shall vest on any subsequent anniversary of the Effective Date to the extent the Company’s EBITDA for the twelve-month period ending prior to the subsequent anniversary exceeds 8%. By way of example, if the Company’s EBITDA for the twelve month period ending prior to the first anniversary of the Effective Date is less than 8%, no portion of the performance vested options shall vest on such anniversary, but if the Company’s EBITDA for the twelve-month period ending prior to the second anniversary is 10%, then 30% of the performance-vested options on such second anniversary date (i.e., the 20% that normally vest on such date, plus 2/8 of the 20% that failed to vest on the first anniversary). Kenealy must be employed on each anniversary of the Effective Date in order for the options to vest; provided that if Kenealy’s employment is terminated by the Company without cause or by Kenealy for good reason (as such terms are defined in Section 6), and Kenealy executes the release described in Section 6(e), or by reason of Kenealy’s death or permanent disability, then (i) the time vested options that would have vested on the next anniversary date shall vest immediately upon the termination, and (ii) the performance vested options that would have vested on the next anniversary date shall vest on such date to the extent the EBITDA goal is achieved. Kenealy may be eligible for additional equity grants as determined in the discretion of the Company.

c.	Reimbursable Expenses. The Company shall reimburse Kenealy’s reasonable travel expenses incurred in performing services pursuant to this Agreement, including meals, lodging, airfare, rental car, bus, train, taxi cab, tolls, fuel and parking. Cell phone expenses incurred in performing services pursuant to this Agreement will be reimbursed as well, provided that the Company gives prior approval of the cell phone plan. The Company may, at its option, agree to reimburse Kenealy for additional reasonable business expenses upon prior approval by the Company, but is not obligated to do so. Reimbursement will be made only upon presentation by Kenealy to the Company of itemized receipts for expenses included with the weekly report described in Section 3(d). For the avoidance of doubt, Kenealy shall not be required to relocate his personal residence to perform his duties under this Agreement.

d.	Weekly Reporting. For all weeks during which Kenealy incurs reimbursable expenses pursuant to this Agreement, he shall provide the Chief Executive Officer of the Company on a weekly basis a written report of all such reimbursable expenses incurred (including receipts). Kenealy’s reimbursement is payable within seven (7) days after the end of every month following the Company’s receipt of Kenealy’s weekly report.

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4.             Vacation and Sick Time During Employment. Kenealy shall be entitled to “paid time off” days pursuant to written policies duly adopted and implemented by the Company including the following:

2013	one (1) week

2014	three (3) weeks with no more than one (1) week, five (5) business days, taken consecutively

2015 & 2016	three (3) weeks with no more than two (2) weeks, ten (10) business days, taken consecutively

2017 & thereafter	four (4) weeks with no more than two (2) weeks, ten (10) business days, taken consecutively

5.             Benefits. Nothing herein contained shall preclude Kenealy, to the extent he is otherwise eligible, from participation in all group insurance, pension, medical expense reimbursement or other fringe benefit plans or programs which the Company may hereafter in its sole and absolute discretion make available to its employees, but the Company shall not be required to establish, maintain or continue any such program or plan. As of the date hereof, and by way of example only, the Company offers Medical and Dental Insurance, Life Insurance and Long-Term Disability Insurance to its employees, including Kenealy. Kenealy will also have the option, at additional cost to him, to include his spouse and dependent children if any, under the Medical and Dental coverage, and may also elect, at additional expense, to participate in the Short Term Disability Insurance plan of the Company. This is not meant to be an exhaustive description of these plans and benefits, which Kenealy may obtain from the Company human resources administrator for these plans. Further, the plans and the coverage thereunder is subject to change each benefit year. If any of the plans or benefits described above are terminated or reduced by the Company as a whole to all of its Kenealy, such termination or reduction shall not be considered a breach under this Agreement.

6.             Termination of Employment. Notwithstanding any other provision of this Agreement, Kenealy’s employment may be terminated:

(a)                For Cause: At any time by the Company in the event of (i) Kenealy’s willful failure, refusal or inability to satisfactorily perform the services reasonably required immediately of him hereby, or to carry out any reasonable and proper direction by the rendering such services, (ii) Kenealy’s material breach of any term of this Agreement or willful misconduct in the performance of his duties hereunder, which shall remain uncured thirty (30) days after notice to Kenealy by the Company of such breach, (iii) Kenealy’s conviction of a felony or a crime involving moral turpitude; or (iv) the commission of Kenealy of any act of fraud or intentional misrepresentation. A termination “For Cause” as contemplated in Section (a) (i) herein shall require written notice by the Company to Kenealy with the ability of Kenealy to cure same within thirty (30) days thereafter.

(b)               By Disability: By the Company upon ten (10) days’ notice to Kenealy if he should be prevented by illness, accident or other disability (mental or physical) from discharging duties hereunder for one or more periods totaling six (6) months during any consecutive twelve (12) month period.

(c)                Without Cause: By the Company at any time without cause, upon two (2) weeks written notice. A termination of the term of this Agreement at the end of the Initial Term or any Renewal Term by reason of the Company giving notice of non-renewal shall be treated as a termination by the Company without cause for all purposes of this Agreement.

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(d)               By Kenealy: By Kenealy at any time and for any reason or no reason at all, upon four weeks written notice to the Company. If Kenealy provides the Company with advance notice of his intent to terminate, the Company shall have the option, at its sole discretion, to make Kenealy’s termination effective at any time prior to the end of such notice period, and will pay Kenealy his regular compensation through the end of the four week notice period regardless of the number of days actually worked. Kenealy expressly acknowledges and agrees that his termination in such case shall be deemed a termination by Kenealy of his own accord, rather than a termination by the Company. If the Company commits a material breach of this Agreement or any other written agreement between the Company and Kenealy, Kenealy notifies the Company of such breach within ninety (90) days of his having actual knowledge of such breach, and the Company fails to cure such breach within thirty (30) days of receipt of such notice, then within thirty (30) days after the end of the cure period Kenealy may resign for “good reason.” For purposes of clarification, “good reason” as set forth herein shall be defined as a non-remedied dispute resolution between the parties concerning an alleged material breach of the Company so long as the parties have acted in good faith and used best efforts to remedy the dispute.

(e)                Severance Benefits. If Kenealy is terminated by the Company without cause or resigns for good reason, he is entitled to receive his regular monthly salary and continued health care benefits at active employee rates for him and his enrolled dependents, less applicable holdings under the following structure:

Agreement signing through March 11, 2014	2 Weeks

March 12, 2014 – March 11, 2015	3 months

March 12, 2015 – March 11, 2016	6 months

March 12, 2016 – March 11, 2017	8 months

March 12, 2017 – March 12, 2018	10 months

March 12, 2018 - March 12, 2019 (and thereafter)	12 months

Severance benefit will commence provided that Kenealy agrees to release the Company from any and all claims arising from or related to Kenealy’s employment relationship with the Company, or such termination, and executes and does not revoke a release agreement on commercially reasonable terms in the form customarily used by the Company for senior executives, shall not apply to Kenealy’s right to severance or to indemnification and continued insurance coverage, and shall not impose any restrictions upon Kenealy’s activities after termination other than as provided in this Agreement. The release agreement shall be provided to Kenealy not more than five (5) days after the date of termination, and must be executed (and any revocation period must have expired) not more than ninety (90) days after the date of termination in order for Kenealy to be eligible for severance. Severance payments shall be made to Kenealy ratably according to the Company’s standard payroll schedule. Health Care Benefits shall continue for the period provided above or when Kenealy secures coverage with another provider – whichever comes first. Kenealy shall not be entitled to any severance benefits in the event of termination for cause, termination by death or disability, or termination by Kenealy without good reason. Kenealy shall not be required to mitigate damages to receive severance benefits, and his severance benefits shall not be offset by any amount received from any other source.

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(f)                Accrued Obligations. Upon any termination of employment, Kenealy or the representative of his estate shall be entitled to his Base Salary, vacation and paid time off earned through the date of termination, unreimbursed business expenses properly incurred prior to termination, any benefits provided upon termination under the Company’s employee benefit plans in accordance with the terms of such plans (other than any severance plan), and, except in the case of a termination by the Company for cause, Kenealy’s quarterly bonus earned in any quarter ending prior to the date of termination but not yet paid.

(g)                Arbitration. Notwithstanding any provision of this Agreement to the contrary, any dispute or claim relating to or arising out of Section 6(a)(ii) or Section 6(d) of this Agreement as to whether a “material breach” has occurred and/or whether a sufficient “cure” of such “material breach” has taken place by the appropriate party shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) before a single neutral arbitrator who is currently licensed to practice law, pursuant to the AAA’s then-applicable national rules for arbitration of employment disputes in Springfield, Massachusetts, or such other location as the parties may agree in writing. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions upon which the award is based. By executing this Agreement, the parties are both waiving the right to a jury trial with respect to any such dispute. The parties shall evenly bear the costs of the arbitrator, arbitration forum and AAA filing fees. Each party shall bear their own respective attorneys’ fees, expenses and all other costs. The arbitrator shall have the discretionary authority to award arbitrator and arbitration fees, costs and expenses as well as reasonable attorneys’ fees, costs and expenses to the prevailing party.

7.             Company Policies. Kenealy shall abide by the Company’s written policies as set forth in this Section 7, and shall sign and abide by any of the Company’s other standard written policies or procedures (including but not limited to its harassment policy) as the Company deems appropriate, to the extent such written policies are consistent with the terms and conditions of continued employment under this Agreement.

(a)                Proprietary Information.

i.                    Definition of Proprietary Information. Kenealy acknowledges that, in connection with his services for the Company, Kenealy has, and shall continue to acquire, certain information, the preservation and protection of which the Company considers vital to successful operation of the Company’s business (“Proprietary Information”). Proprietary Information includes, but is not limited to: all business, marketing or product plans; methods of doing business; financial data; customer, advertiser or supplier lists or data; customer training methods, information and materials (including without limitation presentations, training materials, white papers, and training templates); technical or production know-how; patents, trademarks, developments, inventions, and licenses; information with respect to the needs of the customers served by the Company; trade secrets, processes or procedures; copyrighted materials (whether by operation of law or through formal filing or registration); and all other types of information possessed by Kenealy relative to the activities of the Company which is of a secret or confidential nature. Kenealy agrees to the terms in this Section 7 as a condition of his employment with the Company, whether or not he is expected to create products of value for the Company.

ii.                  Covenants Not to Disclose. All Proprietary Information shall be and remains the exclusive property of the Company and is for the exclusive use and benefit of the Company. Kenealy hereby agrees to regard and preserve Proprietary Information as sensitive and confidential, both during the Term and the Restricted Time (as defined in Section 7(c) below). Kenealy agrees that he will not, at any time, disclose to any unauthorized persons or entities or use for its own account, or for the benefit of any third party, any Proprietary Information, whether Kenealy has such information in his memory or embodied in writing or other physical form, without the Company’s prior written consent, unless and to the extent that the Proprietary Information is or becomes generally known to and available for use by the public other than as a result of Kenealy’s fault or the fault of any other person or entity bound by a duty of confidentiality to the Company. Kenealy shall, immediately following the effective date of termination of his employment by the Company, and at any other time the Company may request, return to the Company all Proprietary Information then in Kenealy’s possession or under its control, without retaining any copies or notes thereof.

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(b)               Work Product Ownership.

i.                    Work Product the Property of the Company. As set forth in this section, any and all works, ideas, discoveries, inventions, patents, products, designs, business methods or other information (collectively, the “Work Product”) which Kenealy may conceive or make during the Term, developed in whole or part in connection with Kenealy’s services to the Company, shall be the sole and exclusive property of the Company. Kenealy acknowledges and agrees that any copyrightable works he prepares within the scope of his employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such works. Kenealy also acknowledges and agrees that all works that are (i) developed using the equipment, supplies, facilities and/or trade secrets of the Company, (ii) result from work performed by Kenealy for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Kenealy to the Company from the moment of their creation and fixation in tangible media. Kenealy also hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, trademarks, trade secrets and other intellectual property rights in any Work Product made, conceived, first reduced to practice, or created, either alone or with others, during the Term. Kenealy hereby irrevocably transfers and assigns to the Company any and all “Moral Rights” (as defined herein) that Kenealy may have in or with respect to any Work Product, and forever waives and agrees never to assert such Moral Rights, even after the termination of Kenealy’s work on behalf of the Company. “Moral Rights” are any rights to claim authorship of any Work Product, or to object to the use or modification of any Work Product, or to withdraw from circulation or control the publication or distribution of any Work Product, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

ii.                  Disclosure and Cooperation by Kenealy. Kenealy shall promptly disclose in confidence to the Company all Work Product that Kenealy makes, conceives, first reduces to practice or creates, either alone or jointly with others, during the Term, whether or not in the course of Kenealy’s employment, and whether or not such Work Product is patentable, copyrightable, or protectable as trade secrets. Kenealy will, upon request by the Company, execute and assign any and all applications, assignments, and other instruments which the Company shall deem necessary in order to apply for and obtain Copyrights or Letters Patent of the United States or foreign countries for any Work Product and in order to document the assignment and conveyance to the Company of the sole and exclusive right, title and interest in and to any Work Product, applications, copyrights and patents. Kenealy’s obligation to execute such papers and to cooperate with the Company shall continue beyond the Term with respect to any and all Work Product conceived or made by Kenealy during the Term. The Company shall not be required to pay royalties to Kenealy for the Work Product of Kenealy because Kenealy shall be receiving adequate compensation for his services in accordance with the terms and conditions of this Agreement.

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(c)                Non-Competition. Kenealy agrees that both during the term of this Agreement and for a period of one (1) year following the effective date of termination of Kenealy’s employment by the Company (the “Restricted Time”) Kenealy will not in any way directly or indirectly, either for himself or any other person or entity, manage, operate, assist, advise, or invest or in any other way further any enterprise that competes or shall compete with the present or prospective businesses, operations, services, or products of the Company, as the same may exist from time to time during the Term (except Kenealy may purchase up to 4.99% of the equity security of a NYSE or NASDAQ listed company). This restriction is intended to apply solely to other companies that directly compete against the Company for business. The geographical area regarding this covenant shall be the states in which any customer of the Company has operations during the Term and/or the Restricted Time. In the event of a breach of the covenants in this Section 7(c), the term of such covenant will be extended by the period of the duration of such breach. Notwithstanding the foregoing, the restrictive covenant not to compete as set forth above shall be considered waived by the Company in the event Kenealy’s employment is terminated by the Company without cause or by Kenealy for good reason.

(d)               Restrictive Covenants Regarding Kenealy. Kenealy agrees that both during the Term and during the “Restricted Time”, Kenealy will not directly or indirectly induce or attempt to induce any employee or independent contractors of the Company to leave the employment of the Company or terminate the independent contractor relationship; provided, however, that the foregoing shall not prevent Kenealy from soliciting or actively seeking to hire any such employee who is not employed by the Company on the date Kenealy first solicits such employee.

(e)                Non-Solicitation of Company Customers. Kenealy agrees that, during the Term and the Restricted Time, Kenealy will not take any action that might divert or impede the Company from any opportunity that would be in the scope of the Company’s business, and will not directly or indirectly solicit any of the Company’s then-current customers or discuss or pursue business or professional opportunities with such customers within the scope of the goods or services provided by the Company.

(f)                Judicial Revisions. If a court of competent jurisdiction should refuse to enforce any of the covenants contained herein because the geographic area is too extensive, then it is intended to reduce the geographic area to a size which would permit the covenant in question to be enforced in such proceeding. If a court of competent jurisdiction should refuse to enforce any of the covenants contained herein because it covers too long a time period, then it is intended to shorten the time period of any such covenant but only to the extent absolutely necessary to enforce such covenant in such proceeding.

(g)                Remedies. The Parties hereto agree that the remedy at law for breach of the covenants contained in this Section 7 will be inadequate and that the Company, in addition to any other relief available to it, shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage and to enforce its rights by an action for specific performance to the extent permitted by law. Kenealy also acknowledges and agrees that his right to receive severance benefits under Section 6(e) shall be conditioned upon his compliance with the terms of this Section 7, and that upon any breach of this Section all severance payments pursuant to this Agreement shall immediately cease. In the event that the provisions of this Section 7 should ever be deemed to exceed the limitations provided by applicable law or shall otherwise be held unenforceable to the fullest extent provided herein, then the Parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. The obligations set forth in this Section 7 are in addition to, and not in limitation of, any other remedy afforded to the Company under this Agreement, at law, or in equity.

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8.             General Provisions.

(a)                As a continued condition of employment, Kenealy agrees that the provisions of Section 8 apply to all periods of Kenealy’s employment by the Company, including periods between the execution of this Agreement and the Effective Date.

(b)               Kenealy represents and warrants to the Company that he neither is nor expects to be under any obligations to any person, firm or corporation, including without limitation obligations under confidentiality or non-competition agreements with current or previous employers of Kenealy, and has no other interest which is inconsistent or in conflict with this Agreement, or which would in any way prevent, limit or impair the performance by him of any of the covenants or his duties in his said employment.

(c)                Kenealy represents that he will not bring with him to the Company or use in the performance of his duties for the Company any material, products, information or processes, whether tangible or intangible, written or otherwise, that belongs to, is claimed by, or is protected by any former employer of Kenealy, any third party, or Kenealy himself, except to the extent (i) it is generally available to the public, or (ii) it has been legally transferred or assigned to the Company. Kenealy shall obtain prior written authorization from the Company prior to bringing to the Company or using in his employment any such material, products, information or processes.

(d)               Kenealy acknowledges that the covenants contained in this Agreement are fully understood by him and will not preclude him from becoming gainfully employed in any manner that does not conflict with this Agreement. Kenealy agrees he has read, understood and had an opportunity to consult with counsel regarding this Agreement and that he executes same as his free and voluntary act.

(e)                During the term of this Agreement and at all times thereafter, regardless of the reason for termination, Kenealy shall not disparage the Company, and the Company shall not, and shall not permit its subsidiaries or its or its subsidiaries’ board members and senior executives to, disparage Kenealy.

(f)                During the term of this Agreement and at all times thereafter, regardless of the reason for termination, the Company shall (i) fully indemnify and hold Kenealy harmless against any damages or expenses, including fees and disbursements of counsel, incurred by Kenealy in connection with any proceeding related to his employment by the Company, (ii) advance to Kenealy any such expenses as incurred subject to Kenealy’s obligation to repay such advances if it is subsequently determined by a court of competent jurisdiction that he was not entitled to indemnification, and (iii) provide for Kenealy to be covered by any directors & officers or similar insurance policies maintained by the Company at the same level at which active senior officers of the Company are covered. Notwithstanding the foregoing, the indemnity obligation of the Company in favor of Kenealy shall not apply to any cause of action resulting directly or indirectly from Kenealy’s actions outside the scope of his employment with the Company or a termination “for cause” as set forth within Section 6 (a) (iii) herein.

9.             Records and Property. All records created or maintained by Kenealy during the course of its employment by the Company shall be and remain the property of the Company, and, upon termination of this Agreement for any reason, (a) all such Company property in any form whatsoever, and any copies of such property, shall be returned immediately to the Company, and (b) to the extent Company property is installed, stored, maintained, or resides in or on personal property belonging to Kenealy, Kenealy agrees to assist the Company in locating, deleting, and/or otherwise removing completely therefrom all Company property.

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10.           Expense. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided. Notwithstanding the foregoing, the Company shall reimburse Kenealy for reasonable legal fees associated with the review and negotiation of this Agreement and any related agreements by and between the parties.

11.           Miscellaneous.

(a)                Entire Agreement. This Agreement constitutes the entire Agreement between the Company and Kenealy regarding Kenealy’s employment by the Company, replacing all other written and/or previous agreements except those attached hereto or herein incorporated by reference.

(b)               Severability. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail. If any provision of this Agreement shall be declared to be invalid in whole or part by a court of competent jurisdiction, it shall not affect the remaining provisions, which shall remain in full force and effect.

(c)                Section Headings. Section headings are inserted for convenience only and shall not be used in any way to construe the terms of this Agreement.

(d)               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in The Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

(e)                Notice. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth in the first paragraph of this Agreement, or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the dates actually received or the third business day after sending.

(f)                Waiver. The waiver of any breach or violation of any provision or condition hereof shall not affect the validity or enforceability of any other provision or condition, nor shall it be deemed a waiver of any subsequent breach or violation of the same provision or condition. No waiver of any right or remedy under this Agreement shall be effective unless made in writing and executed by the Party so to be charged. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

(g)                Amendment. This Agreement shall not be modified or amended except in a writing signed by a duly authorized representative of both Parties.

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(h)               Successors and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their respective successors and assigns, provided that neither Party may assign any of its rights or delegate or subcontract any of its duties hereunder without the prior written consent of the other Party; provided further, that the Company may assign its rights and duties hereunder to a party acquiring a controlling interest in the Company without obtaining Kenealy’s consent, and the Company may assign this Agreement to any parent or affiliate, provided that any such assignee assumes and agrees to be bound by this Agreement.

(i)                 Gender. Whenever used herein, the singular number shall indicate the plural, the plural shall include the singular, and the use of any gender shall include all genders.

(j)                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

(k)               Further Assurances. Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other party, take such further actions and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

(l)                 Survival of Obligations. Except for those provisions that by their terms expire at or before the end of the Term, the obligations and covenants set forth in this Agreement survive the termination of Kenealy’s employment by the Company.

12.           Code Section 409A. It is the intent of the parties that all payments to Kenealy pursuant to this Agreement comply with the requirements of Section 409A of the Internal Revenue Code, and the regulations and other guidance issued thereunder (“Section 409A”), and to the maximum extent permitted by law this Agreement shall be interpreted in a manner that is consistent with such intent. Without limiting the generality of the foregoing

(a)                Each installment of severance paid to Kenealy shall be considered a separate “payment” for purposes of Section 409A.

(b)               If the ninetieth day following the date of Kenealy’s termination without cause or resignation for good reason ends in the calendar year following the date of termination then, to the extent required by Section 409A, no payments of severance shall be paid to him until the first payroll date in the following calendar year, and all amounts that otherwise would have been paid prior to such date shall be paid on such date in a lump sum.

(c)                If Kenealy incurs a termination of employment that does not constitute a “separation from service” as defined in Section 409A, then any amounts payable to him by reason of such termination of employment shall, to the extent required by Section 409A, be deferred until Kenealy incurs a separation from service as so defined, or if earlier the date of his death, and shall be paid on such date in a lump sum.

(d)               If on the date that Kenealy incurs a separation from service as defined in Section 409A Kenealy is a “specified employee” as defined in Section 409A, any amounts payable by reason of such separation from service (including amounts deferred pursuant to paragraph (c)) shall, to the extent required by Section 409A, be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of his death, and shall be paid on such date in a lump sum.

(e)                Any reimbursement of expenses that constitutes taxable income shall be paid not later than the last day of the year following the year in which Kenealy incurs the expense, and shall otherwise comply with the requirements of Section 409A governing reimbursement and in-kind benefits.

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IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

/s/ Joseph D. Ward	/s/ William J. Kenealy
Witness	William J. Kenealy, CFO

Hot Mama’s Foods Inc.

/s/ Evelyn Rivera Riffenburg	By:	/s/ Matthew Morse
Witness		Matthew Morse, Chief Executive Officer

15982463v.3

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